SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                   FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(B) OR 12(G) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT")


                         SECURITY CAPITAL CORPORATION
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            (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                               13-3003070
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 (State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

  1111 NORTH LOOP WEST, SUITE 400, HOUSTON, TEXAS               77008
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     (Address of Principal Executive Offices)                (Zip Code)


If this form relates to the registration of aIf this form relates to the registration of a class of securities pursuant to Section class of securities pursuant to Section 12(b) of the Exchange Act and is effective 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), pursuant to General Instruction A.(d), please check the following box. |X| please check the following box. |_|

Securities Act registration statement file number to which this form relates:
_______________
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

         TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
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    CLASS A COMMON STOCK, PAR VALUE                AMERICAN STOCK EXCHANGE
           $.01/SHARE

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Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                                      NONE
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                                (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The shares of Class A Common Stock , par value $.01 per share (the "Class A Common Stock") are equity securities of the Company entitling the holders thereof to one vote per share on all matters submitted to stockholders. Holders of Class A Common Stock do not have preemptive rights. Except as required by law, holders of Class A Common Stock and of Common Stock, par value $.01 per share (the "Common Stock"), of the Company vote together as a single class on all matters.

      Dividends on the Class A Common Stock will be paid if, as and when declared.

      In the event of liquidation or insolvency, each share of Class A Common Stock will share ratably in the assets remaining after the payment of all debts and other remaining claims of creditors, subject to any liquidation preference of any preferred stock, including the Zero Coupon Convertible Preferred Stock, par value $.01 per share, of the Company then outstanding.

      The Class A Common Stock is not convertible into shares of any other equity security of the Company.

      The Class A Common Stock is currently traded on the Pacific Stock Exchange. Under the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), transfer of shares of the Class A Common Stock is prohibited to a person who is, or would thereby become, a holder of 4.75% or more of the fair market value of the Common Stock and the Class A Common Stock.

      All certificates representing shares of Class A Common Stock are required to bear the following legend:

      "The shares represented by this certificate are subject to certain restrictions on transfers set forth in Article FOURTH (C) of the Corporation's Certificate of Incorporation, the full text of which is printed on the reverse side of this certificate. ANY DIRECT OR INDIRECT ATTEMPT TO ACQUIRE CLASS A COMMON STOCK OF THE CORPORATION OR CONTINGENT OR NONCONTINGENT RIGHTS TO ACQUIRE SUCH STOCK IN VIOLATION OF SUCH RESTRICTIONS SHALL BE NULL AND VOID AND MAY RESULT IN FINANCIAL LOSS TO THE PERSON OR ENTITY ATTEMPTING SUCH ACQUISITION."

      Unless the Board of Directors of the Company has approved a specific transaction as described above, any attempted transfer of Class A Common Stock in excess of the shares permitted

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to be transferred under the Certificate of Incorporation (such excess shares being referred to herein as the "Prohibited Shares") will be void AB INITIO. The Company will not recognize or effect the transfer of ownership of the Prohibited Shares to the purported acquiror (the "Purported Acquiror"), and the Purported Acquiror will not be entitled to any rights (including, without limitation, the right to vote or receive dividends) as a stockholder with respect to the Prohibited Shares. Instead, all such rights will remain the property of the transferor (the "Initial Transferor") until such time as the Prohibited Shares are resold as described below.

      The provisions of the Certificate of Incorporation relating to the Class A Common Stock provide a mechanism for unwinding any attempted prohibited transaction. Upon the demand of the Company, the Purported Acquiror must transfer all evidence of ownership of the Prohibited Shares, along with any dividends or distributions received with respect to the shares, to a Company-designated agent (the "Agent"). The Agent must sell the Prohibited Shares in the open market, with all or part of the proceeds going to the Purported Acquiror to reimburse the Purported Acquiror for its cost in acquiring the Prohibited Shares. Any excess proceeds will be transferred to the Initial Transferor if it can be identified pursuant to the identification procedures set forth in the provisions of the Certificate of Incorporation relating to the Class A Common Stock. If such identification is not made, the proceeds will be transferred to a court or governmental agency if applicable law permits or, in the alternative, to a charitable organization as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). In no event will the Company take back the Prohibited Shares or the proceeds therefrom.

      If the Purported Acquiror has sold the Prohibited Shares in the open market, the Purported Acquiror will be deemed to be an agent for the Initial Transferor and must transfer any sale proceeds to the Agent. The Agent will distribute the sale proceeds in the same manner as though the Agent itself had sold the Prohibited Shares.

      Under the provisions of the Certificate of Incorporation relating to the Class A Common Stock, the Board of Directors is authorized to establish guidelines as to the application and implementation of the transfer restrictions. It is contemplated that such guidelines will generally conform to the application of Section 382 of the Code and will also contain various administrative provisions. However, because Section 382 contains many ambiguities and uncertainties, and to permit the Board of Directors flexibility to apply such provisions in a manner that may not conform to Section 382, the guidelines adopted by the Board of Directors may be more or less stringent than the specific requirements of Section 382. In addition, under such provisions, the Board of Directors has the power to make certain exceptions to, or establish guidelines in the future to include or exclude certain transactions from, the transfer restrictions. The Board of Directors intends to consider any such proposed transfers individually and to determine at any such time whether it is in the best interests of the Company and all of its stockholders to permit such transfer. In making this determination, the Board of Directors will consider all factors it believes to be relevant at the time, including the effect of the transfer on the aggregate percentage increase in ownership of the Common

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Stock and the Class A Common Stock by holders of 4.75% or more of the fair market value of the Common Stock and the Class A Common Stock, any benefits to the Company of the transfer and any disadvantages to the Company of the transfer. Since the Board of Directors intends to consider each transaction individually, there is a possibility that the proposed restrictions on transfer may be inconsistently applied to similar transactions.

         The Class A Common Stock has been approved for listing on the American Stock Exchange under the symbol "SCC".

ITEM 2.  EXHIBITS

      The securities being registered hereby are to be registered on an exchange on which no other securities of the Registrant are registered. Therefore, all exhibits required by Instruction II to Item 2 have been supplied to the American Stock Exchange and are not filed with or incorporated by reference in this Registration Statement.

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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                     SECURITY CAPITAL CORPORATION



Date:  April 9, 1999                 By:/s/ A. GEORGE GEBAUER
                                     Name:  A. George Gebauer
                                     Title: President

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